Exhibit 5.1

Wiggin and Dana LLP	(203)363-7600 - Phone
400 Atlantic Street	(203)363-7676 - Fax
P.O. Box 110325	www.wiggin.com
Stamford, CT 06911-0325

April 21, 2008

Proliance International, Inc.

100 Gando Drive

New Haven, CT 06513

Ladies and Gentlemen:

We have acted as counsel for Proliance International, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale from time to time of up to 2,584,494 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable upon the exercise of warrants (the “Warrants”). The Common Stock is to be offered and sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). Such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Wiggin and Dana LLP